Exhibit 99.1


                      United Dominion Realty Trust, Inc.
                         1999 LONG-TERM INCENTIVE PLAN

                                   ARTICLE I
                                    PURPOSE

      1.1 GENERAL. The purpose of the United Dominion Realty Trust, Inc. 1999 Long-Term Incentive Plan (the "Plan") is to promote the success, and enhance the value, of United Dominion Realty Trust, Inc. (the "Company"), by linking the personal interests of its employees, officers and directors to those of Company shareholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees, officers and directors upon whose judgment, interest, and special effort the successful conduct of the Company's operation is largely dependent. Accordingly, the Plan permits the grant of incentive awards from time to time to selected employees, officers and directors. In addition, the Plan provides for automatic annual grants of options to Non-Employee Directors of the Company as provided in
Article 13.

                                   ARTICLE 2
                                EFFECTIVE DATE

      2.1 EFFECTIVE DATE. For tax reasons, the Plan is being approved by the Board of Directors in two parts. First, the Board approved the Plan on March 9, 1999 as it relates to Awards of Restricted Stock and Performance Units only (the "First Effective Date"), and the Plan became effective as of the First Effective Date for the limited purpose of (i) making Awards of Restricted Stock on or prior to May 31, 1999 to non-officer employees of the Company and (ii) making Performance Unit Awards under Article 9 of the Plan with respect to a performance period beginning on January 1, 1999. At a date within 12 months prior to the 2000 annual meeting of the shareholders of the Company, the Board will approve the Plan as it relates to all types of Awards under the Plan (the "Second Effective Date") and the Plan shall be fully effective as of the Second Effective Date. The Plan shall be submitted to the shareholders of the Company for approval within 12 months of the Second Effective Date. No Incentive Stock Options granted under the Plan may be exercised prior to approval of the Plan by the shareholders and if the shareholders fail to approve the Plan within 12 months of the Second Effective Date, any Incentive Stock Options previously granted hereunder shall be automatically converted to Non-Qualified Stock Options without any further act. In the discretion of the Committee, Awards may be made to Covered Employees which are intended to constitute qualified performance-based compensation under Code Section 162(m). Any such Awards shall be contingent upon the shareholders having approved the Plan. If the shareholders approve the LTIP, no further options will be granted under the United Dominion Realty Trust, Inc. 1985 Stock Option Plan, as amended, or any other prior option plan of the Company after the date of such shareholder approval.



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                                   ARTICLE 3
                                  DEFINITIONS

      3.1 DEFINITIONS. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Section 1.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

            (a) "Award" means any Option, Stock Appreciation Right, Restricted Stock Award, Performance Unit Award, Dividend Equivalent Award, or Other Stock-Based Award, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.

            (b) "Award Agreement" means any written agreement, contract, or other instrument or document evidencing an Award.

            (c) "Board" means the Board of Directors of the Company.

            (d) "Change of Control" means and includes each of the following:

                  (1) the merger or  consolidation of the Company with any other real estate investment trust, corporation or other business entity in which the Company is not the survivor (without respect to the legal structure of the transaction);

                  (2) the transfer or sale of all or  substantially  all of the assets of the Company other than to an affiliate or Subsidiary of the Company;

                  (3) the liquidation of the Company; or

                  (4) the  acquisition  by any person,  or by a group of persons acting in concert, of more than fifty percent (50%) of the outstanding voting securities of the Company, which results in the resignation or addition of fifty percent (50%) or more members of the Board or the resignation or addition of fifty percent (50%) or more independent members of the Board.

            (e) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

            (f)  "Committee"  means  the  committee  of the Board  described  in
      Article 4.

            (g) "Company" means United Dominion Realty Trust, Inc., a Virginia corporation.

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            (h) "Covered  Employee" means a covered  employee as defined in Code
      Section 162(m)(3).

            (i) "Disability" shall mean any illness or other physical or mental condition of a Participant that renders the Participant incapable of performing his customary and usual duties for the Company, or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which, in the judgment of the Committee, is permanent and continuous in nature. The Committee may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant's condition. Notwithstanding the above, with respect to an Incentive Stock Option, Disability shall mean Permanent and Total Disability as defined in Section 22(e)(3) of the Code.

            (j) "Dividend Equivalent" means a right granted to a Participant under Article 11.

            (k)  "Effective  Date" means the First  Effective Date or the Second
      Effective  Date,  as the  context  requires,  as such terms are defined in
      Section 2.1.

            (l) "Fair Market Value", on any date, means the closing sales price on the New York Stock Exchange on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported.

            (m) "Incentive Stock Option" means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

            (n) "Non-Employee Director" means a member of the Board who is not an employee of the Company or any Parent or Subsidiary.

            (o) "Non-Qualified Stock Option" means an Option that is not an Incentive Stock Option.

            (p) "Option" means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

            (q)  "Other  Stock-Based   Award"  means  a  right,   granted  to  a
      Participant under Article 12, that relates to or is valued by reference to Stock or other Awards relating to Stock.

            (r) "Parent" means a corporation which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. For Incentive Stock Options, the term shall have the same meaning as set forth in Code Section 424(e).

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            (s)  "Participant"  means a person who, as an  employee,  officer or director of the Company or any Subsidiary, has been granted an Award under the Plan.

            (t) "Performance  Unit" means a right granted to a Participant under
      Article 9, to receive cash, Stock, or other Awards, the payment of which is contingent upon achieving certain performance goals established by the Committee.

            (u) "Plan" means the United Dominion Realty Trust, Inc. 1999 Long-Term Incentive Plan, as amended from time to time.

            (v) "Potential Change of Control" means and includes each of the following:

                  (1) the  Company enters into an agreement,  the  consummation of which would result in the occurrence of a Change of Control;

                  (2) any person (including the Company)  publicly  announces an
            intention  to  take  or  to  consider   taking  actions  which,   if
            consummated, would constitute a Change of Control;

                  (3) any person who is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 9.5% or more of the combined voting power of the Company's then outstanding securities increases his beneficial ownership of such securities by 5% or more over the percentage so owned by such person on the First Effective Date; or

                  (4) the Board adopts a resolution to the effect that,  for the purposes of the Plan, a Potential Change of Control has occurred.

            (w) "Restricted Stock Award" means Stock granted to a Participant under Article 10 that is subject to certain restrictions and to risk of forfeiture.

            (x) "Stock" means the $1.00 par value Common Stock of the Company, and such other securities of the Company as may be substituted for Stock pursuant to Article 14.

            (y) "Stock Appreciation Right" or "SAR" means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a share of Stock as of the date of exercise of the SAR over the grant price of the SAR, all as determined pursuant to Article 8.

            (z) "Subsidiary" means any corporation, limited liability company, partnership or other entity that is directly, or indirectly through one or more intermediaries, controlled by or under common control with the Company. Notwithstanding the foregoing, for purposes of Incentive Stock Options granted under the Plan, the term "Subsidiary" shall have the meaning set forth in Code Section 424(f).

            (aa) "1933 Act" means the Securities Act of 1933, as amended from time to time.

            (bb) "1934 Act" means the Securities Exchange Act of 1934, as amended from time to time.

                                   ARTICLE 4
                                ADMINISTRATION

      4.1 COMMITTEE. The Plan shall be administered by the Compensation Committee of the Board or, at the discretion of the Board from time to time, by the Board. The Committee shall consist of two or more members of the Board. It is intended that the directors appointed to serve on the Committee shall be "non-employee directors" (within the meaning of Rule 16b-3 promulgated under the 1934 Act) and "outside directors" (within the meaning of Code Section 162(m) and the regulations thereunder) to the extent that Rule 16b-3 and, if necessary for relief from the limitation under Code Section 162(m) and such relief is sought by the Company, Code Section 162(m), respectively, are applicable. However, the mere fact that a Committee member shall fail to qualify under either of the foregoing requirements shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. During any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board.

      4.2 ACTION BY THE COMMITTEE. For purposes of administering the Plan, the following rules of procedure shall govern the Committee. A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and acts approved unanimously in writing by the members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Parent or Subsidiary, the Company's independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

      4.3 AUTHORITY OF COMMITTEE. The Committee has the exclusive power, authority and discretion to do the following; except as such discretion shall be limited by the automatic provisions of Article 13 with respect to annual grants of Options to Non-Employee Directors:

            (a)   Designate Participants;

            (b) Determine the type or types of Awards to be granted to each Participant;

            (c) Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

            (d) Determine the terms and conditions of any Award granted under the Plan, including but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines;

            (e)  Accelerate  the  vesting  or  lapse  of   restrictions  of  any
      outstanding Award, based in each case on such considerations as the Committee in its sole discretion determines;

            (f) Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

            (g) Prescribe the form of each Award Agreement, which need not be identical for each Participant;

            (h) Decide all other matters that must be determined in connection with an Award;

            (i) Establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

            (j) Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan; and

            (k) Amend the Plan or any Award Agreement as provided herein.

      4.4. DECISIONS BINDING. The Committee's interpretation of the Plan, any Awards granted under the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

                                   ARTICLE 5
                          SHARES SUBJECT TO THE PLAN

      5.1. NUMBER OF SHARES. Subject to adjustment as provided in Section 15.1, the aggregate number of shares of Stock reserved and available for Awards or which may be used to provide a basis of measurement for or to determine the value of an Award (such as with a Stock Appreciation Right or Performance Unit Award) shall be the lesser of (i) 8% of the number of shares of Stock issued and outstanding from time to time, less the number of shares subject to outstanding Awards at that time, or (ii) 12,000,000 shares.

Not more than 10% of the total authorized shares may be granted as Awards of Restricted Stock or unrestricted Stock Awards. The maximum number of shares of Stock that may be issued subject to Incentive Stock Options shall be 10,000,000 shares.

      5.2. LAPSED AWARDS. To the extent that an Award is canceled, terminates, expires or lapses for any reason, any shares of Stock subject to the Award will again be available for the grant of an Award under the Plan and shares subject to SARs or other Awards settled in cash will be available for the grant of an Award under the Plan.

      5.3. STOCK DISTRIBUTED. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, or Stock purchased on the open market.

      5.4. LIMITATION ON AWARDS. Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Section 15.1), the maximum number of shares of Stock with respect to one or more Options and/or SARs that may be granted during any one calendar year under the Plan to any one Covered Employee shall be 500,000. The maximum fair market value (measured as of the date of grant) of any Awards other than Options and SARs that may be received by a Covered Employee (less any consideration paid by the Participant for such Award) during any one calendar year under the Plan shall be $1,000,000.

                                   ARTICLE 6
                                  ELIGIBILITY

      6.1. GENERAL. Awards may be granted only to individuals who are employees, officers or directors of the Company or a Parent or Subsidiary.

                                   ARTICLE 7
                                 STOCK OPTIONS

      7.1. GENERAL. The Committee is authorized to grant Options to Participants on the following terms and conditions:

            (a) EXERCISE PRICE. The exercise price per share of Stock under an Option shall be determined by the Committee, provided that the exercise price for any Option shall not be less than the Fair Market Value as of the date of the grant.

            (b) TIME AND CONDITIONS OF EXERCISE. The Committee shall determine the time or times at which an Option may be exercised in whole or in part. The Committee also shall determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised. The Committee may waive any exercise provisions at any time in whole or in part based upon factors as the Committee may determine in its sole discretion so that the Option becomes exerciseable at an earlier date.

            (c) PAYMENT. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, shares of Stock, or other property (including "cashless exercise" arrangements), and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants; provided that if shares of Stock surrendered in payment of the exercise price were themselves acquired otherwise than on the open market, such shares shall have been held by the Participant for at least six months.

            Without limiting the foregoing, if the Award Agreement so provides, and if the Participant is employed by the Company on the date the Option is exercised, payment of all or part of the Option price may be made in installments. In that event, the Company shall lend the Participant an amount equal to not more than ninety percent (90%) of the Option price of the shares acquired by the exercise of the Option. This amount shall be evidenced by the Participant's promissory note and shall be payable in not more than five equal annual installments, unless the amount of the loan exceeds the maximum loan value for the shares purchased, which value shall be established from time to time by regulations of the Board of Governors of the Federal Reserve System (the "Fed"). In that event, the note shall be payable in equal quarterly installments over a period of time not to exceed five years. The Committee, however, may vary such terms and make such other provisions concerning the unpaid balance of such purchase price in the case of hardship, subsequent termination of employment, absence on military or government service, or subsequent death of the Participant as in its discretion are necessary or advisable in order to protect the Company, promote the purposes of the Plan and comply with regulations of the Fed relating to securities credit transactions. The Participant shall pay interest on the unpaid balance at the minimum rate necessary to avoid imputed interest or original issue discount under the Code. All shares acquired with cash borrowed from the Company shall be pledged to the Company as security for the repayment thereof. In the discretion of the Committee, shares may be released from such pledge proportionately as payments on the note (together with interest) are made, provided the release of such shares complies with the regulations of the Fed relating to securities credit transactions then applicable. While shares are so pledged, and so long as there has been no default in the installment payments, such shares shall remain registered in the name of the Participant, and he shall have the right to vote such shares and to receive all dividends thereon.

            (d) EVIDENCE OF GRANT. All Options shall be evidenced by a written Award Agreement between the Company and the Participant. The Award Agreement shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.

      7.2. INCENTIVE STOCK OPTIONS. The terms of any Incentive Stock Options granted under the Plan must comply with the following additional rules:

            (a) EXERCISE PRICE. The exercise price per share of Stock shall be set by the Committee, provided that the exercise price for any Incentive Stock Option shall not be less than the Fair Market Value as of the date of the grant.

            (b) EXERCISE. In no event may any Incentive Stock Option be exercisable for more than ten years from the date of its grant.

            (c) LAPSE OF OPTION. An Incentive Stock Option shall lapse under the earliest of the following circumstances; provided, however, that the Committee may, prior to the lapse of the Incentive Stock Option under the circumstances described in paragraphs (3), (4) and (5) below, provide in writing that the Option will extend until a later date, but if Option is exercised after the dates specified in paragraphs (3), (4) and (5) below, it will automatically become a Non-Qualified Stock Option:

                  (1) The  Incentive  Stock  Option shall lapse as of the option expiration date set forth in the Award Agreement.

                  (2) The Incentive  Stock Option shall lapse ten years after it is granted, unless an earlier time is set in the Award Agreement.

                  (3) If the  Participant  terminates  employment for any reason other than as provided in paragraph (4) or (5) below, the Incentive Stock Option shall lapse, unless it is previously exercised, three months after the Participant's termination of employment; provided, however, that if the Participant's employment is terminated by the Company for cause or by the Participant without the consent of the Company, the Incentive Stock Option shall (to the extent not previously exercised) lapse immediately.

                  (4) If the Participant  terminates employment by reason of his
            Disability, the Incentive Stock Option shall lapse, unless it is previously exercised, one year after the Participant's termination of employment.

                  (5) If the  Participant  dies  while  employed,  or during the three-month period described in paragraph (3) or during the one-year period described in paragraph (4) and before the Option otherwise lapses, the Option shall lapse one year after the Participant's death. Upon the Participant's death, any exercisable Incentive Stock Options may be exercised by the Participant's beneficiary, determined in accordance with Section 14.6.

            Unless the exercisability of the Incentive Stock Option is accelerated as provided in Article 13, if a Participant exercises an Option after termination of employment, the Option may be exercised only with respect to the shares that were otherwise vested on the Participant's termination of employment.

            (d) INDIVIDUAL DOLLAR LIMITATION. The aggregate Fair Market Value (determined as of the time an Award is made) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000.00.

            (e) TEN PERCENT OWNERS. No Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary unless the exercise price per share of such Option is at least 110% of the Fair Market Value per share of Stock at the date of grant and the Option expires no later than five years after the date of grant.

            (f) EXPIRATION OF INCENTIVE STOCK OPTIONS. No Award of an Incentive Stock Option may be made pursuant to the Plan after the day immediately prior to the tenth anniversary of the Second Effective Date.

            (g) RIGHT TO EXERCISE. During a Participant's lifetime, an Incentive Stock Option may be exercised only by the Participant or, in the case of the Participant's Disability, by the Participant's guardian or legal representative.

            (h) DIRECTORS. The Committee may not grant an Incentive Stock Option to a non-employee director. The Committee may grant an Incentive Stock Option to a director who is also an employee of the Company or Parent or Subsidiary but only in that individual's position as an employee and not as a director.

                                   ARTICLE 8
                           STOCK APPRECIATION RIGHTS

      8.1. GRANT OF SARs. The Committee is authorized to grant SARs to Participants on the following terms and conditions:

            (a) RIGHT TO PAYMENT. Upon the exercise of a Stock Appreciation Right, the Participant to whom it is granted has the right to receive the excess, if any, of:

                  (1) The Fair Market Value of one share of Stock on the date of exercise; over

                  (2) The grant price of the Stock Appreciation Right as determined by the Committee, which shall not be less than the Fair Market Value of one share of Stock on the date of grant.

            (b) OTHER TERMS. All awards of Stock Appreciation Rights shall be evidenced by an Award Agreement. The terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of any Stock Appreciation Right shall be determined by the Committee at the time of the grant of the Award and shall be reflected in the Award Agreement.

                                   ARTICLE 9
                               PERFORMANCE UNITS

      9.1. GRANT OF PERFORMANCE UNITS. The Committee is authorized to grant Performance Units to Participants on such terms and conditions as may be selected by the Committee. The Committee shall have the complete discretion to determine the number of Performance Units granted to each Participant. All Awards of Performance Units shall be evidenced by an Award Agreement.

      9.2. RIGHT TO PAYMENT. A grant of Performance Units gives the Participant rights, valued as determined by the Committee, and payable to, or exercisable by, the Participant to whom the Performance Units are granted, in whole or in part, as the Committee shall establish at grant or thereafter. The Committee shall set performance goals and other terms or conditions to payment of the Performance Units in its discretion which, depending on the extent to which they are met, will determine the number and value of Performance Units that will be paid to the Participant. If the terms of a Performance Unit so provide, the Participant may elect to defer payment of the Performance Unit under an applicable deferred compensation plan maintained by the Company.

      9.3. OTHER TERMS. Performance Units may be payable in cash, Stock, or other property, and have such other terms and conditions as determined by the Committee and reflected in the Award Agreement.

                                  ARTICLE 10
                            RESTRICTED STOCK AWARDS

      10.1. GRANT OF RESTRICTED STOCK. The Committee is authorized to make Awards of Restricted Stock to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. All Awards of Restricted Stock shall be evidenced by a Restricted Stock Award Agreement.

      10.2. ISSUANCE AND RESTRICTIONS. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

      10.3. FORFEITURE. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided, however, that the Committee may provide in any Award
Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

      10.4. CERTIFICATES FOR RESTRICTED STOCK. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

                                  ARTICLE 11
                             DIVIDEND EQUIVALENTS

      11.1 GRANT OF DIVIDEND EQUIVALENTS. The Committee is authorized to grant Dividend Equivalents to Participants subject to such terms and conditions as may be selected by the Committee. Dividend Equivalents shall entitle the Participant to receive payments equal to dividends with respect to all or a portion of the number of shares of Stock subject to an Award, as determined by the Committee. The Committee may provide that Dividend Equivalents be paid or distributed when accrued or be deemed to have been reinvested in additional shares of Stock, or otherwise reinvested.

                                   ARTICLE 12
                            OTHER STOCK-BASED AWARDS

      12.1. GRANT OF OTHER STOCK-BASED AWARDS. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation shares of Stock awarded purely as a "bonus" and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Stock, and Awards valued by reference to book value of shares of Stock or the value of securities of or the performance of specified Parents or Subsidiaries. The Committee shall determine the terms and conditions of such Awards.

                                  ARTICLE 13
                  AWARDS OF OPTIONS TO NON-EMPLOYEE DIRECTORS

      13.1. GRANT OF OPTIONS. Each Non-Employee Director of the Company (other than a Non-Employee Director who first becomes a member of the Board pursuant to an agreement relating to the acquisition, by merger or otherwise, of assets by the Company or any affiliate, or to the sale by the Company of its securities) shall be granted a Non-Qualified Stock Option to purchase 5,000 shares of Stock, subject to adjustment as provided in Section 15.1, on the date such person first becomes a Non-Employee Director (the "Initial Grant"). In addition, as of the day following each annual meeting of the Company's shareholders (beginning with the annual meeting in 2000), each Non-Employee Director who is serving in such capacity as of such date shall be granted an option to purchase 2,000 shares of Stock, subject to adjustment as provided in Section 15.1 ("Annual Grants"). Each such day that options are to be granted under the Plan is referred to hereinafter as a "Grant Date."

      If on any Grant Date, shares of Stock are not available under the Plan to grant to Non-Employee Directors the full amount of a grant contemplated by the immediately preceding paragraph, then each Non-Employee Director shall receive an Option (a "Reduced Grant") to purchase shares of Stock in an amount equal to the number of shares of Stock then available under the Plan divided by the number of Non-Employee Directors as of the applicable Grant Date.
Fractional shares shall be ignored and not granted.

      If a Reduced Grant has been made and, thereafter, during the term of the Plan, additional shares of Stock become available for grant, then each person who was a Non-Employee Director both on the Grant Date on which the Reduced Grant was made and on the date additional shares of Stock become available (a "Continuing Non-Employee Director") shall receive an additional Option to purchase shares of Stock. The number of newly available shares shall be divided equally among the Options granted to the Continuing Non-Employee Directors; provided, however, that the aggregate number of shares of Stock subject to a Continuing Non-Employee Director's additional Option plus any prior Reduced Grant to the Continuing Non-Employee Director on the applicable Grant Date shall not exceed 2,000 shares with respect to an Annual Grant or 5,000 shares with respect to an Initial Grant (subject to adjustment pursuant to Section 15.1). If more than one Reduced Grant has been made, available Options shall be granted beginning with the earliest such Grant Date.

      13.2.  OPTION PRICE.  The option price for each Option  granted under this
Article 13 shall be the Fair Market Value on the date of grant of the Option.

      13.3. TERM. Each Option granted as an Initial Grant under this Article 13 shall, to the extent not previously exercised, terminate and expire on the date five (5) years after the date of grant of the option, unless earlier terminated as provided in Section 13.4. Each Option granted as an Annual Grant under this
Article 13 shall, to the extent not previously exercised, terminate and expire on the date ten (10) years after the date of grant of the option, unless earlier terminated as provided in Section 13.4.

      13.4 LAPSE OF OPTION. An Option granted under this Article 13 shall not automatically lapse by reason of the Participant ceasing to qualify as a Non-Employee Director but remaining as a member of the Board. An Option granted under this Article 13 shall lapse under the earliest of the following circumstances:

      (1) The Option shall lapse ten years after it is granted (or five years in the case of an Option granted as an Initial Grant).

      (2) Except as provided in paragraph (3) below, if the Participant ceases to serve as a member of the Board for any reason, the Option shall lapse, unless it is previously exercised, 30 days after the Participant's termination as a member of the Board.

      (3) If a Participant who has completed ten (10) years of service on the Board (including, as such service, service as a director of a corporation whose assets are acquired by the Company, by merger or otherwise) ceases to serve as a member of the Board for any reason, the Option shall lapse, unless it is previously exercised, two years after the Participant's termination as a member of the Board.

      13.5. EXERCISABILITY. Each Option granted under this Article 13 shall be immediately exercisable, in whole or in part, from and after the date of grant.

      13.6. EXERCISE AND PAYMENT. An Option granted under this Article 13 shall be exercised by written notice directed to the Secretary of the Company (or his designee) and accompanied by payment in full of the exercise price in cash.

      13.7. NON-EXCLUSIVITY. Nothing in this Article 13 shall prohibit the Committee from making discretionary Awards to Non-Employee Directors pursuant to the other provisions of the Plan. Options granted pursuant to this Article 13 shall be governed by the provisions of this Article 13 and by other provisions of the Plan to the extent not inconsistent with the provisions of Article 13.

                                  ARTICLE 14
                        PROVISIONS APPLICABLE TO AWARDS

      14.1. STAND-ALONE, TANDEM, AND SUBSTITUTE AWARDS. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan. If an Award is granted in substitution for another Award, the Committee may require the surrender of such other Award in consideration of the grant of the new Award. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

      14.2. EXCHANGE PROVISIONS. The Committee may at any time offer to exchange or buy out any previously granted Award for a payment in cash, Stock, or another Award (subject to Section 15.1), based on the terms and conditions the Committee determines and communicates to the Participant at the time the offer is made, and after taking into account the tax, securities and accounting effects of such an exchange.

      14.3. TERM OF AWARD. The term of each Award shall be for the period as determined by the Committee, provided that in no event shall the term of any Incentive Stock Option or a Stock Appreciation Right granted in tandem with the Incentive Stock Option exceed a period of ten years from the date of its grant (or, if Section 7.2(e) applies, five years from the date of its grant), and the term of any option granted under Article 13 shall be as prescribed in Sections
13.3 and 13.4.

      14.4. FORM OF PAYMENT FOR AWARDS. Subject to the terms of the Plan and any applicable law or Award Agreement, payments or transfers to be made by the Company or a Parent or Subsidiary on the grant or exercise of an Award may be made in such form as the Committee determines at or after the time of grant, including without limitation, cash, Stock, other Awards, or other property, or any combination, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case determined in accordance with rules adopted by, and at the discretion of, the Committee.

      14.5. LIMITS ON TRANSFER. No right or interest of a Participant in any unexercised or restricted Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Parent or Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Parent or Subsidiary. No unexercised or restricted Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution or, except in the case of an Incentive Stock Option, pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if such Section applied to an Award under the Plan; provided, however, that the Committee may (but need not) permit other transfers where the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) does not cause any Option intended to be an incentive stock option to fail to be described in Code Section 422(b), and
(iii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, any state or federal tax or securities laws or regulations applicable to transferable Awards.

      14.6 BENEFICIARIES. Notwithstanding Section 14.5, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant's death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, payment shall be made to the Participant's estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

      14.7. STOCK CERTIFICATES. All Stock certificates delivered under the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock.

      14.8 ACCELERATION UPON DEATH OR DISABILITY. Notwithstanding any other provision in the Plan or any Participant's Award Agreement to the contrary, upon the Participant's death or Disability during his employment or service as a director, all outstanding Options, Stock Appreciation Rights, and other Awards in the nature of rights that may be exercised shall become fully exercisable and all restrictions on outstanding Awards shall lapse. Any Option or Stock Appreciation Rights Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Agreement. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(d), the excess Options shall be deemed to be Non-Qualified Stock Options.

      14.9. ACCELERATION UPON A CHANGE OF CONTROL. Except as otherwise provided in the Award Agreement, upon the occurrence of a Change of Control, all outstanding Options, Stock Appreciation Rights, and other Awards in the nature of rights that may be exercised shall become fully exercisable and all restrictions on outstanding Awards shall lapse; provided, however that such acceleration will not occur if, in the opinion of the Company's accountants, such acceleration would preclude the use of "pooling of interest" accounting treatment for a Change of Control transaction that (a) would otherwise qualify for such accounting treatment, and (b) is contingent upon qualifying for such accounting treatment. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(d), the excess Options shall be deemed to be Non-Qualified Stock Options.

      14.10. ACCELERATION UPON A POTENTIAL CHANGE OF CONTROL. In the event of a Potential Change of Control, the Committee may in its sole discretion declare all outstanding Options, Stock Appreciation Rights, and other Awards in the nature of rights that may be exercised to be fully exercisable, and/or all restrictions on all outstanding Awards to have lapsed, in each case, as of such date as the Committee may, in its sole discretion, declare, which may be on or before the consummation of such transaction or event. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(d), the excess Options shall be deemed to be Non-Qualified Stock Options.

      14.11. ACCELERATION FOR ANY OTHER REASON. Regardless of whether an event has occurred as described in Section 14.9 or 14.10 above, the Committee may in its sole discretion at any time determine that all or a portion of a Participant's Options, Stock Appreciation Rights, and other Awards in the nature of rights that may be exercised shall become fully or partially exercisable, and/or that all or a part of the restrictions on all or a portion of the outstanding Awards shall lapse, in each case, as of such date as the Committee may, in its sole discretion, declare. The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 14.11.

      14.12 EFFECT OF  ACCELERATION.  If an Award is  accelerated  under Section
14.9 or 14.10, the Committee may, in its sole discretion, provide (i) that the Award will expire after a designated period of time after such acceleration to the extent not then exercised, (ii) that the Award will be settled in cash rather than Stock, (iii) that the Award will be assumed by another party to the transaction giving rise to the acceleration or otherwise be equitably converted in connection with such transaction, or (iv) any combination of the foregoing. The Committee's determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

      14.13. PERFORMANCE GOALS. The Committee may determine that any Award granted pursuant to this Plan to a Participant (including, but not limited to, Participants who are Covered Employees) shall be determined solely on the basis of (a) the achievement by the Company or a Parent or Subsidiary of a specified target return, or target growth in return, on equity or assets, (b) the Company's total shareholder return (stock price appreciation plus reinvested dividends) relative to a defined comparison group or target over a specific performance period, (c) the Company's stock price, (d) the achievement by an individual, the Company, or a business unit of the Company, Parent or Subsidiary of a specified target, or target growth in, revenues, net income or earnings per share, (e) the achievement of objectively determinable goals with respect to service or product delivery, service or product quality, customer satisfaction, meeting budgets and/or retention of employees or (e) any combination of the goals set forth in (a) through (e) above. If an Award is made on such basis, the Committee shall establish goals prior to the beginning of the period for which such performance goal relates (or such later date as may be permitted under Code
Section 162(m) or the regulations thereunder) and the Committee may for any reason reduce (but not increase) any Award, notwithstanding the achievement of a specified goal. Any payment of an Award granted with performance goals shall be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied.

      14.14. TERMINATION OF EMPLOYMENT. Whether military, government or other service or other leave of absence shall constitute a termination of employment shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive. A termination of employment shall not occur in a circumstance in which a Participant transfers from the Company to one of its Parents or Subsidiaries, transfers from a Parent or Subsidiary to the Company, or transfers from one Parent or Subsidiary to another Parent or Subsidiary.

                                  ARTICLE 15
                         CHANGES IN CAPITAL STRUCTURE

      15.1. GENERAL. In the event a stock dividend is declared upon the Stock, the authorization limits under Section 5.1 and 5.4 shall be increased proportionately, and the shares of Stock then subject to each Award shall be increased proportionately without any change in the aggregate purchase price therefor. In the event the Stock shall be changed into or exchanged for a different number or class of shares of stock or securities of the Company or of another corporation, whether through reorganization, recapitalization, reclassification, share exchange, stock split-up, combination of shares, merger or consolidation, the authorization limits under Section 5.1 and 5.4 shall be adjusted proportionately, and there shall be substituted for each such share of Stock then subject to each Award the number and class of shares into which each outstanding share of Stock shall be so exchanged, all without any change in the aggregate purchase price for the shares then subject to each Award, or, subject to Section 16.2, there shall be made such other equitable adjustment as the Committee shall approve.


                                   ARTICLE 16
                    AMENDMENT, MODIFICATION AND TERMINATION

      16.1. AMENDMENT,   MODIFICATION  AND   TERMINATION.   The  Board  or  the
Committee may, at any time and from time to time, amend, modify or terminate the Plan without shareholder approval; provided, however, that the Board or Committee may condition any amendment or modification on the approval of shareholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations.

      16.2 AWARDS PREVIOUSLY GRANTED. At any time and from time to time, the Committee may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however, that, subject to the terms of the applicable Award Agreement, such amendment, modification or termination shall not, without the Participant's consent, reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination, and provided further that, except as provided in Section 15.1, the exercise price of any Option may not be reduced. No termination, amendment, or modification of the Plan shall adversely affect any Award previously granted under the Plan, without the written consent of the Participant.

                                  ARTICLE 17
                              GENERAL PROVISIONS

      17.1. NO RIGHTS TO AWARDS. No Participant or eligible participant shall have any claim to be granted any Award under the Plan, and neither the Company nor the Committee is obligated to treat Participants or eligible participants uniformly.

      17.2. NO SHAREHOLDER RIGHTS. No Award gives the Participant any of the rights of a shareholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.

      17.3. WITHHOLDING. The Company or any Parent or Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the Plan. With respect to withholding required upon any taxable event under the Plan, the Committee may, at the time the Award is granted or thereafter, require that any such withholding requirement be satisfied, in whole or in part, by withholding shares of Stock having a Fair Market Value on the date of withholding equal to the amount required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes.

      17.4. NO RIGHT TO CONTINUED SERVICE. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Parent or Subsidiary to terminate any Participant's employment or status as an officer or director at any time, nor confer upon any Participant any right to continue as an employee, officer or director of the Company or any Parent or Subsidiary.

      l6.5. UNFUNDED STATUS OF AWARDS. The Plan is intended to be an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Parent or Subsidiary.

      17.6. INDEMNIFICATION. To the extent allowable under applicable law, each member of the Committee shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which such member may be a party or in which he may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by such member in satisfaction of judgment in such action, suit, or proceeding against him provided he gives the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

      17.7. RELATIONSHIP TO OTHER BENEFITS. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Parent or Subsidiary unless provided otherwise in such other plan.

      17.8. EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Parents or Subsidiaries.

      17.9. TITLES AND HEADINGS. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

      17.10. GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

      17.11. FRACTIONAL SHARES. No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up.

      17.12. GOVERNMENT AND OTHER REGULATIONS. The obligation of the Company to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register under the 1933 Act, or any state securities act, any of the shares of Stock paid under the Plan. The shares paid under the Plan may in certain circumstances be exempt from registration under the 1933 Act, and the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

      17.13. GOVERNING LAW. To the extent not governed by federal law, the Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

      17.14 ADDITIONAL PROVISIONS. Each Award Agreement may contain such other terms and conditions as the Committee may determine; provided that such other terms and conditions are not inconsistent with the provisions of this Plan.

      The foregoing is hereby acknowledged as being the United Dominion Realty Trust, Inc. 1999 Long-Term Incentive Plan as adopted by the Board of Directors.

                       United Dominion Realty Trust, Inc.

                        By: __________________________

                        Its: ___________________________